Exhibit 10.2

FULTON FINANCIAL CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

[DATE]

[NON-EMPLOYEE DIRECTOR NAME]

[NON-EMPLOYEE DIRECTOR ADDRESS]

Dear	:

Pursuant to the terms and conditions of the Fulton Financial Corporation 2011 Directors’ Equity Participation Plan (the ‘Plan’), you have been granted a Restricted Stock Award for                         shares (the ‘Award’) of stock as outlined below.

Award Granted To:

Award Grant Date:

Shares Granted:

Award Price per Share:	$

Vesting Schedule:

Very Truly Yours,

R. Scott Smith, Jr.
Chairman, Chief Executive Officer and President

By my signature below, I hereby acknowledge receipt of this Award which has been granted to me on the date shown above, in accordance with the terms and conditions of the Plan. I further acknowledge having received a copy of the Prospectus for the Plan and agree to conform to all of the terms and conditions of the Prospectus and the Plan.

Signature:

Date: